Exhibit 99.1

Helbiz, An Italian Micro-mobility Leader, Launches Operations in Palermo to Offer E-Scooter Services in Sicily

Palermo, March 1, 2021 - Helbiz, a global leader in micro-mobility that is the business combination target of GreenVision Acquisition Corp. (Nasdaq: GRNV), today announced that it will offer its fleet of 400 e-scooters in Palermo, the heart of Sicily. This will be the first city on the island to offer access to the eco-sustainable two-wheeled vehicles.

"With its beautiful weather conditions, Palermo is an ideal city to operate a micro-mobility service-- a solution that we believe will be well received by decongesting traffic using an eco-friends solution,” said Luca Santambrogio of Helbiz. "We are proud to be among the first companies to arrive in Sicily and to continue bringing the micro-mobility revolution throughout Italy with our innovative, practical and environmentally sustainable vehicles."

The e-scooters will be operational in the central districts of Sant'Erasmo, Oreto-Perez, Borgo Vecchio and Principe di Palagonia up to the Zisa Castle.

Users can easily access e-scooters through the Helbiz mobile app on Android and iOS. Additionally, users can also pay for rides in cash through the Cash Recharge mode, which generates a barcode that can be easily accessed and redeemed at the nearest partner commercial establishment.

Helbiz recharges and manages its vehicles daily, ensuring they are properly maintained for safe riding. The devices are also constantly monitored through a sophisticated geolocation system that prevents any theft attempts and reports any acts of vandalism.

The cost to use the service includes an initial cost of 1 euro for unlocking and 15 cents for every minute of use. Users can also subscribe to Helbiz UNLIMITED at a cost of 29.99 euros per month, which offers an unlimited number of daily trips lasting 30 minutes (at least 20 minutes apart) and access to the service through Telepass Pay with 30 minutes of free trips.

For more information, visit www.helbiz.com.

About GreenVision Acquisition Corp.

GreenVision Acquisition Corp. is a newly organized special purpose acquisition company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About Helbiz

Helbiz is a technology company that offers micro urban mobility solutions with the goal of containing the rate of traffic increase. With over 200 employees, the company is a market leader in Italy and across Europe and continues to expand and hire local staff to manage its worldwide operations. Launched in 2015 and headquartered in New York City, the company operates scooters, e-bikes and electric mopeds in more than 20 cities around the world. In the US, Helbiz has operations in Washington DC, Alexandria, Arlington, Atlanta, Miami and Richmond. Helbiz, Inc. announced on February 8, 2021 it has entered into a merger agreement with GreenVision Acquisition Corp. (Nasdaq: GRNV) ("GreenVision") a SPAC, which, upon closing, will result in Helbiz becoming the first micro-mobility company listed on Nasdaq.

Telepass

The Telepass Group was founded in 2017 in order to create an integrated system of services for mobility in urban and extra-urban areas: an ecosystem of companies created to give people the possibility to move freely, without obstacles. The areas of expertise range from the management of mobility services to electronic payments and insurance. Today, the companies of the Telepass Group are committed to extending and guaranteeing access to their services in Europe as well, in order to truly transform every journey into a borderless experience.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s or GreenVision’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the ability of the Company to meet Nasdaq listing standards following the transaction and in connection with the consummation thereof; (iii) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or the stockholders of GreenVision or other reasons; (iv) the failure to meet the minimum cash requirements of the Merger Agreement due to GreenVision stockholder redemptions and the failure to obtain replacement financing; (v) the failure to meet projected development and production targets; (vi) costs related to the proposed transaction; (vii) changes in applicable laws or regulations; (viii) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (ix) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (x) the effect of the COVID-19 pandemic on the Company and GreenVision and their ability to consummate the transaction; and (xi) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in GreenVision’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. GreenVision's SEC filings are available publicly on the SEC's website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and Helbiz and speaks only as of the date on which it is made. GreenVision and Helbiz undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, GreenVision will file a proxy statement with the SEC. Additionally, GreenVision will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of GreenVision are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. GreenVision’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., One Penn Plaza, 36th Floor, New York, New York 10019.

Participants in Solicitation

GreenVision and its directors and officers may be deemed participants in the solicitation of proxies of GreenVision’s shareholders in connection with the proposed business combination. Helbiz and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of GreenVision’s executive officers and directors in the solicitation by reading GreenVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of GreenVision’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

For investor and media inquiries, contact:

USA	ITALY
The Blueshirt Group Gary Dvorchak, CFA Phone: +1 (323) 240-5796 Email: gary@blueshirtgroup.com	Helbiz Investor Relations investor.relations@helbiz.com
Agent of Change Marcy Simon Phone: +1 (917) 833-3392 Email: marcy@agentofchange.com

MY PR
tel. 0039 02 54123452

Giorgio Cattaneo - tel. 335 7053742 email: giorgio.cattaneo@mypr.it
Marcella Vezzoli - tel. 337 1313471 email: marcella.vezzoli@mypr.it

Fabio Micali - tel. 340 8758736 email: fabio.micali@mypr.it

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